Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Three Months ended June 30,
	2011	2010
Numerator:
Net income available to common shareholders	$6,172	$16,297
Less adjustment for earnings and gains from discontinued operations	—	(12,832)
Less allocation to participating securities for basic EPS(1)	(3)	(95)

Numerator for basic earnings per share from continuing operations	$6,169	$3,370
Plus allocation to participating securities for diluted EPS(1)	0	1
Numerator for diluted earnings per share from continuing operations	$6,169	$3,371

Denominator:
Denominator for basic earnings per share—weighted average shares	70,025	61,820
Dilutive effect of stock based awards	225	170

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	70,250	61,990

Basic earnings per share from continuing operations	$0.09	$0.06
Basic earnings per share from discontinued operations	0.00	0.20

Basic earnings per share	$0.09	$0.26

Diluted earnings per share from continuing operations	$0.09	$0.06
Diluted earnings per share from discontinued operations	0.00	0.20

Diluted earnings per share	$0.09	$0.26

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method of calculating earnings per share.

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Six Months ended June 30,
	2011	2010
Numerator:
Net income available to common shareholders	$15,816	$21,822
Less adjustment for earnings and gains from discontinued operations	—	(14,436)
Less allocation to participating securities for basic EPS(1)	(40)	(116)

Numerator for basic earnings per share from continuing operations	$15,776	$7,270
Plus allocation to participating securities for diluted EPS(1)	1	—
Numerator for diluted earnings per share from continuing operations	$15,777	$7,270

Denominator:
Denominator for basic earnings per share—weighted average shares	67,760	58,985
Dilutive effect of stock based awards	220	145

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	67,980	59,130

Basic earnings per share from continuing operations	$0.23	$0.13
Basic earnings per share from discontinued operations	0.00	0.24

Basic earnings per share	$0.23	$0.37

Diluted earnings per share from continuing operations	$0.23	$0.13
Diluted earnings per share from discontinued operations	0.00	0.24

Diluted earnings per share	$0.23	$0.37

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method of calculating earnings per share.